Exhibit 10(g)


                           THE PITTSTON COMPANY

                Retirement Plan for Non-Employee Directors


          A resolution (the "1981 Resolution") adopted by the Board of Directors (the "Board") of The Pittston Company on March 31, 1981 provides for payments to certain Directors upon their retirement from the Board after at least five years of service and after attaining certain ages.

          On November 3, 1989 the Board amended the 1981 Resolution by adopting this Retirement Plan for Non-Employee Directors (the "Plan") which (a) incorporates the substantive provisions of the 1981 resolution, (b) provides for payments in case of retirement after a "Change in Control" (as hereinafter defined) and (c) provides for contractual arrangements between the Company and individual Directors establishing their rights under the Plan.

          The Board has determined to further amend the Plan so as to provide additional assurance that benefits there-

under will be paid in the event of a "Change in Control" as hereinafter defined.

          Definitions.
          1.   As used herein:
               "Pension Plan" means the Pension-Retirement
     Plan of The Pittston Company and Its Subsidiaries.
               "Non-Employee Director" means any Director of the Company who does not participate in the Pension-Retirement Plan of The Pittston Company and Its Sub-sidiaries or in any other retirement plan for employees of the Company or any of its subsidiaries.
               A "Change in Control" shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 20% of the total voting power in the election of directors of the Company of shares of all classes of Common Stock outstanding (exclusive of shares held by any corpo-ration of which shares representing at least 50% of the ordinary voting power are owned, directly or indirectly, by the Company) pursuant to a tender offer, exchange offer or series of purchases or other acqui-sitions, or any combination of those transactions, or
     (ii) there shall be change in the composition of the Board at any time within two years after any tender offer, exchange offer, merger, consolidation, share exchange, sale of assets or contested election, or any combination of those transactions (a "Transaction"), so that (A) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the board of directors of the company which shall thereafter be in control of the companies or other entities which were parties to or otherwise involved in the first such Transaction, or
     (B) the number of persons who shall be directors of such company shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Transaction. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (i) and (ii).
               "Retirement" or "retires" means ceasing to be a Director for any reason other than death or removal for Cause.
               "Cause" means an act of dishonesty
     constituting a felony which results in substantial personal enrichment at the expense of the Company.
          2.   Coverage.  The Plan shall apply to each
person who was a Non-Employee Director on March 31, 1981 or who became a Non-Employee Director at any time thereafter.
          3. Benefits. Benefits shall be payable under the Plan as hereinafter provided to each Non-Employee Director who has five years of service as a Director of the Company and who
               (a)  retires as a Director upon or after
          attaining age 72; or
               (b)  retires prior to age 72 in anticipation
          of attaining that age during what would otherwise be such Non-Employee Director's next following term of office as a Director; or
               (c)  retires as a Director prior to age 72
          but after age 65 for reasons such as health,
          relocation (whether residence or principal place of business), or similar considerations; or
               (d)  retires as a Director at any time after
          a Change in Control, regardless of age.
          Benefits shall be payable during the lifetime of each such Non-Employee Director at an annual rate equal to the product obtained by multiplying the applicable percentage (based on the number of full years of service) specified below, by the amount of the annual retainer fee (i.e., exclusive of attendance and other fees) payable at the date of retirement or as of a date six months prior to a Change in Control, whichever is greater:
               Years of                 Percentage of
               Service               Annual Retainer Fee
                  5                          50%
                  6                          60%
                  7                          70%
                  8                          80%
                  9                          90%
                 10 or more                 100%
Such benefits shall be payable in advance in installments. The first of such installments shall be paid on such Non-Employee Director's date of retirement for the period ending on the last day of the calendar quarter in which such date falls, and each succeeding installment shall be paid on the first day of the relevant calendar quarter. Notwithstanding the foregoing, benefits payable to any Non-Employee Director shall in no event commence prior to the date on which such Director attains age 65.
          The obligations of the Company under the Plan shall not be funded in any manner for purposes of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974. Actions taken in conformity with
Section 5 hereof shall not constitute funding for such purposes.
          4. Amendment and Termination. The Plan may at any time be amended or terminated by the Board, provided that no such amendment or termination of the Plan shall adversely affect the benefits accrued or payable hereunder on account of any present or former Non-Employee Director in respect of service rendered prior to such amendment or termination.
          5.   Change in Control.  The provisions of this
Section 5 shall be controlling, anything in the other provisions of the Plan to the contrary notwithstanding.
               (a)  In the event that a Change in Control
     shall occur or the Board shall in its discretion determine that a Change in Control is anticipated within 90 days from the date of such determination, the Company shall forthwith take such action as shall be necessary or appropriate to activate the trust agreement dated as of September 16, 1994 between the Company and The Chase Manhattan Bank (National Association), as trustee, by the payment in cash to the trustee under such trust agreement of the aggregate amount which A. Foster Higgins & Co. Inc. (or another nationally recognized firm of actuaries selected by the Board) shall determine, on the basis of mortality and other assumptions at the time applicable under the Pension Plan, to be required to provide all projected benefit obligations to Non-Employee Directors under the Plan as of the date the Change in Control occurs or as of the date of such determination, as the case may be. All expenses and income and other taxes in connection with the establishment and operation of such trust shall be paid by the Company.
               (b)  In addition to all other rights under
     applicable law, any individual who shall be a Non-Employee Director at the date on which a Change in Control shall occur or be anticipated as provided in paragraph (b) above shall from and after that date have the right to bring an action, either individually or on behalf of all Non-Employee Directors, to enforce the provisions of this Section 5 by seeking injunctive relief and/or damages, and the Company shall be obligated to pay or reimburse each such Non-Employee Director who shall prevail, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.
               (c) The foregoing provisions of this Section 5 shall be construed liberally to the end that accrued benefits under the Plan shall be assured to the fullest extent practicable; provided, however, that nothing in the Plan shall be construed in a manner that would subject any Non-Employee Director to current taxation on establishment of the trust.
               (d)  Nothing in this Section 5 shall of
     itself be deemed to increase the amount of any accrued benefits to which any Non-Employee Director shall have become entitled under the Plan. The establishment and activation of the trust agreement referred to in paragraph (a) of this Section 5 shall not be deemed to relieve the Company of its obligations under the Plan to Non-Employee Directors except pro tanto to the extent that amounts in respect thereof are paid under such trust agreement to such Non-Employee Directors.
          6. Agreements with Non-Employee Directors. The Company shall enter into an agreement with each of its Non-Employee Directors incorporating the provisions of the Plan and containing such other provisions, consistent with the Plan, as may be mutually acceptable.
          7. Successors. The Plan shall inure to the benefit of and be binding upon the Company and its succes sors (including, without limitation, each person or group referred to in the definition of Change in Control and each affiliate of such person or group). Each such successor shall be obligated to enter into an agreement in form and substance satisfactory to each Non-Employee Director by which such successor shall expressly assume and agree to perform this agreement in the same manner and to the same extent as the Company would be required to perform if no succession had taken place. The Company shall cause each such successor to comply with its obligation to enter into such agreement.
          8. Governing Law. The Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.


As amended September 16, 1994